Republic of the Philippines

US$1.5 billion 7.75% Global Bonds due 2031

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	US$
Issue size	1.5 billion
Maturity date	14 January 2031
Settlement date	11 January 2006
Reference benchmark	30 year 5.375% UST due February 2031
Benchmark yield	4.54%
Re-offer spread over benchmark	333.5 bps
Re-offer yield	7.875 % s.a.
Coupon	7.750 % s.a.
Re-offer price	98.641%
Denominations	US$100k/1k
Day count	30/360
Joint Bookrunners	Citigroup, Credit Suisse First Boston, Deutsche Bank, UBS

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.